Exhibit 8.1

Reed Smith LLP Reed Smith Centre 225 Fifth Avenue Pittsburgh, PA 15222-2716 Tel +1 412 288 3131 Fax +1 412 288 3063 reedsmith.com

October 13, 2016

F.N.B. Corporation

One North Shore Center

12 Federal Street

Pittsburgh, Pennsylvania 15212

Ladies and Gentlemen:

Pursuant to the Agreement and Plan of Merger dated as of July 20, 2016 (the “Merger Agreement”) between F.N.B. Corporation, a Pennsylvania corporation (“FNB”), and Yadkin Financial Corporation, a North Carolina corporation (“Yadkin”), Yadkin is to merge with and into FNB with FNB surviving (the “Merger”). Capitalized terms not otherwise defined in this opinion have the meanings ascribed to such terms in the Merger Agreement.

We have acted as special counsel to FNB in connection with the Merger. We are providing our opinion regarding certain federal income tax consequences of the Merger for inclusion in Pre-Effective Amendment No. 1 to the registration statement on Form S-4 being filed concurrently by FNB with the Securities and Exchange Commission. For the purpose of rendering our opinion, we have examined and are relying (without any independent investigation or review thereof), with your permission, upon the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (the “Documents”):

1.	The Merger Agreement;

2.	Pre-Effective Amendment No. 1 to the registration statement of FNB on Form S-4, being filed on the date hereof with the Securities and Exchange Commission with respect to the FNB Common Stock to be issued to the common shareholders of Yadkin in connection with the Merger (the “Registration Statement”), and, the joint proxy statement/prospectus included in the Registration Statement (the “Joint Proxy Statement/ Prospectus”);

3.	The representations made to us by FNB in its letter to us dated October 13, 2016;

4.	The representations made to us by Yadkin in its letter to us dated October 13, 2016 (together, with the representations made to us by FNB in its letter to us dated October 13, 2016, the “Representation Letters”); and

5.	Such instruments and documents related to the formation, organization and operation of FNB and Yadkin and to the consummation of the Merger as we have deemed necessary or appropriate for purposes of our opinion.

ABU DHABI ¿ ATHENS ¿ BEIJING ¿ CENTURY CITY ¿ CHICAGO ¿ DUBAI  ¿ FRANKFURT ¿ HONG KONG ¿ HOUSTON ¿ KAZAKHSTAN ¿  LONDON ¿ LOS ANGELES ¿ MUNICH ¿ NEW YORK ¿ NORTHERN VIRGINIA PARIS ¿ PHILADELPHIA ¿ PITTSBURGH  ¿ PRINCETON ¿ RICHMOND ¿  SAN FRANCISCO ¿ SHANGHAI ¿ SILICON VALLEY

¿ SINGAPORE ¿ WASHINGTON, D.C. ¿ WILMINGTON

F.N.B. Corporation Page 2

For purposes of this opinion, we have assumed, with your permission and without independent investigation, (i) that the Merger will be consummated in the manner contemplated by the Joint Proxy Statement/Prospectus and in accordance with the provisions of the Merger Agreement without the waiver of any material conditions to any party’s obligation to effect the Merger or the waiver of any conditions to any party’s obligation to effect the Merger that could adversely affect the qualification of the Merger as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) that original documents (including signatures) are authentic, (iii) that documents submitted to us as copies conform to the original documents, (iv) that there has been (or will be by the date of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness of those documents, (v) the accuracy of the statements and representations contained in the Documents, (vi) that covenants and warranties set forth in the Documents will be complied with, and (vii) that the Merger will be effective under applicable state law. We have also assumed that the Representation Letters will be re-executed in substantially the same form by appropriate officers and that we will render our opinion pursuant to Section 7.2(d) of the Merger Agreement, each as of the Effective Time.

Subject to the foregoing and any other assumptions, limitations and qualifications specified herein, (i) it is our opinion that for United States federal income tax purposes, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, and (ii) we hereby confirm that the discussion contained in the Joint Proxy Statement/Prospectus under the heading “U.S. Federal Income Tax Consequences of the Merger,” subject to the limitations, qualifications and assumptions described therein, constitutes our opinion of the material federal income tax consequences of the Merger to a Yadkin shareholder who holds shares of Yadkin common stock as a capital asset.

The foregoing opinion is limited to the federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any state, locality or foreign country.

This opinion is rendered as of the date hereof and we undertake no obligation to update, supplement, modify or revise the opinion expressed herein after the date of this letter to reflect any facts or circumstances which may hereafter come to our attention or which may result from any changes in laws or regulations which may hereafter occur.

Our opinion expressed herein is based upon the Code, the Treasury regulations promulgated thereunder, published positions of the Internal Revenue Service and other applicable authorities, administrative pronouncements and judicial authority, all as in effect as of the date hereof. It represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service or the courts. Accordingly, no assurance can be given that the opinion expressed herein, if contested, would be sustained by a court. Furthermore, the authorities upon which we rely may be changed at any time, potentially with retroactive effect. No assurances can be given as to the effect of any such changes on the conclusions expressed in this opinion. If any of the facts and assumptions pertinent to the United States federal income tax treatment of the Merger specified herein or any of the statements, covenants, representations or warranties contained in the Documents are, or later become, inaccurate, such inaccuracy may adversely affect the conclusions expressed in this opinion.

F.N.B. Corporation Page 3

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the section captioned “U.S. Federal Income Tax Consequences of the Merger” therein. In giving this consent we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Reed Smith LLP

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